Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents

Conference Call Transcript

FRP - FairPoint Communications, Inc. Investor Call

Event Date/Time: Apr. 17. 2008 / 10:00AM ET

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Apr. 17. 2008 / 10:00AM ET, FRP - FairPoint Communications, Inc. Investor Call

CORPORATE PARTICIPANTS

Gene Johnson

FairPoint Communications, Inc. - Chairman, CEO

Peter Nixon

FairPoint Communications, Inc. - President

John Crowley

FairPoint Communications, Inc. - CFO

Brett Ellis

FairPoint Communications, Inc. - Investor Relations

PRESENTATION

Operator

My name is Vaneta, and I will be your conference operator today. At this time, I would like to welcome everyone to the FairPoint business of date call. (OPERATORS INSTRUCTIONS) Mr. Ellis, you may begin your conference.

Brett Ellis – FairPoint Communications, Inc. - Investor Relations

Thank you. Good morning everyone, and thank you for joining the FairPoint conference call to discuss the company’s recently completed transaction in which FairPoint acquired Verizon Communications land line operations in Maine, New Hampshire, and Vermont. Participating on today’s call will be FairPoint’s Chairman and CEO, Gene Johnson; President, Peter Nixon; and Chief Financial Officer, John Crowley. On today’s conference call, management will be referring to a slide presentation that can be found on the Investor section of our website under Presentations. For those accessing the webcast, you will not need to download the presentation separately as it will appear in your viewer window. The focus of today’s call is to provide you all with a better understanding of the company’s financial position, debt profile, projected capital expenditure requirement, anticipated call savings and synergies, and integrated strategy and process. After management’s formal remarks, we will allow ample time for Q&A.

Also, please note that after the company reports first quarter earnings, FairPoint will host a more formal inperson investor day in New York City. At that meeting, Peter Nixon and his team will provide a detailed update of the integration process. Before we begin, I would like to remind you that certain statements made during this conference call, which are not based on historical fact, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risk and uncertainty, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission including and without limitation the risk described in FairPoint’s most recent annual report on Form 10-K on file with the Securities and Exchange Commission. All information is current as of the date of this conference call, and FairPoint undertakes no duty to update this information. With that out of the way, let me introduce Gene Johnson, FairPoint’s Chairman and CEO.

Gene Johnson – FairPoint Communications, Inc. - Chairman, CEO

Thank you very much, Brett. Good morning, everyone. We really appreciate your taking the time to join us for this call. Peter Nixon and I are in Vermont where we have been meeting with employees and working on running the business, which is a great thing to be doing. John and Brett are back in Charlotte, so if there seems a little confusion from time to time on Q&A and so on, that’s the reason for that. We will make this as smooth as we can. It is important we run the business, as well as inform our shareholders how we are doing. Let me just start by reminding you of the transaction. On March 31, we completed the transaction with Northern New England Spinco and the transaction value was about $1,950,000,000. The reverse Morris Trust was used to complete this transaction. As a result of that, I think we ended up with a real well priced transaction. Basically, the acquiring company had to be the appropriate size that on a post closing basis, the Verizon shareholders would still own greater than 50% of the combined company. In fact, they owned about 60%, right at 60% of the combined company at close. That really meant that Verizon had to sell to a company of our size or maybe slightly bigger.

Verizon was very interested in–after a situation in a previous transaction which I will not mention the name of but I think you know what I’m talking about–they recognized it was important that they sell to an operating company, people who understood the business, people who were running the business every day to ensure a transaction that works right and so as a result of that, it really was largely a negotiated transaction with Verizon. I think that resulted in a pretty attractive purchase price. As you know, we completed the transaction. The FairPoint management team is leading the entity. Fairpoint is a surviving entity legally, and we now have a lot of very, very talented former Verizon employees as part of the FairPoint team. And I can tell you, as Peter and I have been around seeing them, they are a very, very talented team and really augment our team very, very nicely.

Pro forma for the transaction, we’re going to have over $1.9 million access line equivalents which generated $1.45 billion of revenue and $646 million on a pro forma basis for the 12 months ending December 31. I want to remind you again of the rationale for doing this business. As we now have been operating the business for nearly three weeks, I think we are more firmly aware of this rationale and it’s really proven to be exactly what we expected. First of all, many of you heard me say for years that this really is becoming a business of scale and scope. It is very important that we get the economies of scale. The transaction obviously did that as we grew to roughly six times our previous size and I think that is very, very important.

Equally important is 85% of our access lines, customer base, are located really in three adjacent states, Maine, Vermont, and New Hampshire. Maine was already one of our biggest states anyway. I guess our biggest state, actually. Secondly, a transaction of this size, a company of this size allows us to build a state-of-the-art back office infrastructure and we are clearly are in the process of doing that. Peter will talk about that more, but we will really have a state-of-the-art infrastructure very, very soon. Part of that is actually up and running now. And that will be a platform that will serve us extremely well in the years going ahead. Going forward it allows us to operate the business more efficiently and give us a platform to grow off of should that be the appropriate thing going down the road.

We also knew that we could go in and operate the business differently from Verizon, more cost effectively than Verizon, and that a large part of their business was being done away from the state and so a lot of the calls for allocations from across the Verizon organization and we were bringing the business back to those three states, putting all of our operations, all of our back office infrastructure in those three states, and the cost of doing that is significantly less than the allocations from Verizon. John Crowley will go into some real detail on that in a few minutes and explain that to you a little bit better. We also looked at that from not just the right-hand side of the income statement or the bottom of the income statement, but we also looked at it from the top of the income statement and revenues. We believe that there’s substantial opportunity for us on the revenue side. We’ve seen it in spades now that we’ve been here for three weeks. The broadband availability, our broadband plan, which Peter will talk about some, will significantly expand the coverage that’s going to allow us to sell a lot more broadband. Remind you that FairPoint has industry-leading broadband take rates and rates up here are significantly less.

In addition to that, we have significantly more availability in broadband. There’s tremendous opportunity for us in IP services in general and in broadband services. We also are going to be able to put in product bundles much more tailored to the customer base up here. That’s going to make a significant difference, we think. Our focus on sales and marketing will be local. In fact our whole focus on the business will be local. We’ll run this business as a local business. Our VP in Marketing who has tremendous experience at places like Alltel and AT&T in very senior positions lives in Portland, Maine, lives in the market, understands the market, is in fact from that part of the world. I think that is going to make a real difference as we focus on customers in those states.

We also have a significant focus on the business segment. I’ll talk about that a little bit more. We’re really going to work hard on the business segment and already are seeing some very, very good signs of success as we’ve actually been able to recover some lost customers and we expect that will continue. We also thought it was important when we do this transaction we really had to improve the balance sheet at FairPoint. We had to have a business that was long-term, sustainable, that would support the dividend over the long haul that gave us a balance sheet that would allow us to react to market changes and conditions, and I think this transaction has really done that quite well. And we have a low dividend payout ratio of about 44% on a pro forma basis with enterprise value just under $3 billion and a market cap $800 million. As we said, about 1.9 million voice access line equivalents.

Interestingly, the EBITDA margins that we’re looking at are in the 44% range on a pro forma basis. John will walk you through that. I think – I believe you’ll feel very comfortable about EBITDA when he gets through and about why we believe that’s the appropriate pro forma number. And leverage is significantly lower than the FairPoint you’ve all known before at three, four times. As a result of this transaction, we’ve now become the eighth largest local telephone company. I hate using that term by the way. We’re not really a telephone company, we’re an IP company. We’re converting to an IP company and that is significant. Peter will talk about that more, but it’s very, very important to us. Voice is just one of the services we sell. We operated in 18 states before the transaction. We operated in the same 18 states after the transaction. But significantly over

85% of our customers are in the three states of Maine, Vermont, and New Hampshire. We think that’s very, very significant and will give us the opportunity to do some very interesting things going forward.

A word or two about our opportunities on the broadband side and the business segment side. We talked about that just a minute ago. But one of the important things we’re doing is significantly increasing and expanding broadband addressability as we build out this IP network, the MPLS that will support a broad new array of services high speeds very much expandable to the needs of our business customers but provide a very, very competitive package for our residential customers. We at FairPoint have over 90% availability of broadband across the old FairPoint, so we’ve done this historically very, very effectively. Verizon was at 68%. We’re going to grow that to over 90% over the next five years. And we are literally working around the clock on the broadband rollout right now. The engineering has been going on for months and we’re making a lot of progress on that. The penetration of the, pro forma penetration at FairPoint today is about 18% and that really is about 16% in the acquired properties. FairPoint’s most recently reported numbers were slightly above 28%. So you can see that if we run the business the way we run our existing businesses, there’s an awful lot of lift for us in broadband. And we expect to do that. We’re already seeing some of the effects of that. So I think that’s going to go extremely well.

Also, the approach taken by the predecessor company on business customers is slightly different from us in that our definition of an enterprise customer that will actually have a sales person calling them is $4,000 a year in revenues. If you think about the reasons CLECs are so successful, one of the major reasons is they have a very strong sales force out calling on small businesses and we’re going to be doing exactly the same thing and we are doing it, we’ve been doing it for months now. We’ve actually started taking our first orders on April 1. We’re very pleased with the results so far. But we have a sales force of 50 people across the three states backed up by another 50 sales engineers and the like who are calling on customers every day. Compare that to the previous regimen where the definition of an enterprise customer was a quarter million dollars a year or more in revenues. You can see that we’ll be more aggressive as we’re going down as $4,000 a year revenues having a salesman assigned to a particular account.

In addition to that, we are getting tremendous excitement in the marketplace over our MPLS network. As we talk to customers, FairPoint is very much a customer-driven business company. Our whole culture and the first thing I talk about with employees is our customer driven kind of focused culture. So as a result of that, we’re going out and talking to customers, we’re not just giving them what we think they want. We’re going out and talking to them, understanding what their needs are and we’re designing a network to meet their needs, not to meet our needs, and we think that if we do that in the long run we’ll be much, much more successful. It’s kind of a cornerstone of the way we do business.

Again, we’ve always been a company that operates in small urban and rural markets. We still do that even though we have this contiguous footprint in three states and we’re going to be able to increase our operating efficiencies and certainly the benefits from our marketing program. We do statewide television and advertising across the three states. We still operate in rural areas. These are still markets that have relatively low access lines per mile. The biggest cities are small cities compared to many cities that many of our peers are operating across the business. So I think that’s an important aspect of our business. The access line loss we’ll talk about off and on and then I’m sure there will be questions about. We’re working very, very hard to still the access line erosion. Every time I meet with employees, it’s amazing when you hear them talk about ideas that they have for doing that. They’re very energized, very excited about this. Remember that cable telepathy rollout which really spurred some one-time access line losses over the last year or so is largely complete by both Time-Warner cable and Comcast. We think that when you look at that, you look at our more pinpoint marketing, our local marketing approach, our new attention to a much higher level of customer service and care and pride and all those other kind of things for our employees and some very aggressive programs aimed at both the residential and the business market. We expect to slow down the line losses significantly and reduce them dramatically from where they’ve been the last few quarters. It will take a little time to do that, we recognize that, but we expect to start seeing improvement in that fairly quickly.

I talked about some of our product bundles are going to be very important as we’re already working on a lot of new product bundles very much tailored to the needs of the customers. Those will largely not roll out until we complete the transition in September. But at that time we will have very exciting and interesting bundles that we’re putting in place that will make a significant difference in the marketplace. At the end of the day, we are going to manage these properties in ways they’ve never been managed before at least not in many, many years since the old days of New England telephone. We’re going to manage very, very intently, very much with management on the ground. Peter basically lives in Portland now. He still has his home in Charlotte. He has an apartment in Portland and he and his wife are spending an awful lot of time there. We’re management that is out amongst the customers, among the employees, and it is going to make a very significant difference in the business.

We also are reaffirming the dedication to be a local company. That’s very important as we — we are not some faceless company from a long ways away. Our people, our senior management live in the markets. Our benevolent scholars go into those markets or activities, little league teams and all the other kind of things you do when you really believe in the business and the area you live in are going to be at a very high level. And we’re buying locally. We’re going to help drive the economy of these areas and we’ve already seen the impact of jobs being added because we’re bringing business back, not just the jobs we’re adding but other jobs are being added because we’re bringing the business back to the states.

The team that’s doing this is the team that many of you’ve known for many years. The FairPoint senior management team has a lot of experience in the business. Importantly, we’ve been together a long time. This is a team that’s worked together for many, many years versus what (inaudible) worked together since 1994. And that’s a team that understands how to do things. We’ve made, as you know, 36 acquisitions over the years and 34 of the first 35 of those, not counting this one, we exceeded our acquisition projections and we did it quite handsomely in all those cases. So we’re very, very proud of our track record. We’re not perfect. As you know, we’ve stubbed our toe from time to time. But I’ll tell you one thing, we’re extremely good at getting up, massaging it, moving on, and not having any residual damage from that. And I think that’s something that you can expect us to deliver on the promises we’ve made to you.

We’ve got a lot of experience with system integration, you can imagine. All these companies that we bought all had separate systems. We had to pull them all together. We did that very effectively. We completed that integration of the 17 different billing platforms onto a single billing platform. We completed that on time and on budget. We’re pleased with that after the initial toe stubbing created by a vendor that basically walked away from the business right in the middle of the conversion. What we did to turn that around and convert it over to another vendor, doing it on time and actually under our budget, under the original budget I might add was, I think, very, very satisfying.

None of this is possible without people that are really excited about what they’re doing. And one of the big issues, as you know, during this process was a concern that the unionized labor force was going to be a real problem. The union has fought us pretty hard on this, as you all know. That was the national leadership of the unions that led that. The local people here that operate the systems are good salt of the earth American workers who care about their families, they care about doing something important in their own lives and they care about being part of a winning team. We’ve seen that in spades as we have negotiated a new contract with the unions. One of the unions has already ratified that contract and I understand it was ratified unanimously. The other union is in the process of ratifying that contract.

To tell you, I don’t think we’ve done an unsuccessful acquisition in my 15 years at FairPoint. As you know, I was the founder of the company where we had a more excited work force than we – than we’ve had in this acquisition. Indeed, when I walked into the first group of employees on the first morning, they started to applause when I walked in the room and that is just an amazing thing. Everybody was concerned. A lot of our shareholders were concerned about how the employees were going to react to this. The employees will make this deal successful. It’s not Gene Johnson or Walt Leach or Peter Nixon, John Crowley making it successful, it’s the 4,000 FairPoint employees that make it successful. They will clearly do that and we’re really excited about. So with that, I think I will turn it over to Peter. He will give you a brief update on the integration. As Brett said, much more detail on the integration in a few weeks after the first quarter earnings announcement. Peter, why don’t you go ahead and do that now.

Peter Nixon – FairPoint Communications, Inc. - President

Thank you, Gene. And good morning. I’d like to touch on three things. First is the system integration strategy. The system integration progress where we are today and then also on the infrastructure development that we’re all talking about regarding broadband. First let me talk about the system integration strategy. As we began looking into this years ago, literally back at the end of 2006, it became quite apparent to us that the entire process of the system integration with the business required several key components. The first one was that we had to make sure that all the parties were completely aligned in what we’re trying to achieve and that would be Verizon, FairPoint, and our system integrator, Capgemini. If we take a look at our prior experience, the experience of others, that was identified as being a key component.

In the arrangement of the structure of the merger itself, as many of you know we’ve spent over $120 million to date on the system integration and Verizon paid for $40 million of that. In addition, Verizon shareholders today own 60% of the business. They are completely aligned with the outcome with FairPoint. Indeed, I tell you it’s been something that makes us completely different is the fact that we look at Verizon as a partner in this. And the way they’re working with us every day on the system integration and on the cutover planning and execution, they are a true partner. And that is very different than other integrations in the past. The other one, our partner in system integration is Capgemini. And they, of course because this is such an important component of their business, they are completely incented to do this well and do it on time. In this case, all three parties are completely aligned in what we want to achieve.

Another very important component of the strategy was that we were not in the system customization business. We wanted to buy off-the-shelf platforms that were completely scalable and in use today at this level. And, indeed, the major systems that we’re using today are off-the-shelf from vendors who are experienced at this level, although they may not all be in use at one place today. They are all in use at the scale today. The other thing, as Gene was talking about the fact that in order for us to truly begin to impact the market, we need to be over on our systems, our platforms. So it became apparent that we wanted to make the TSA period as short as we could, but also do it in such a way that it was a successful cutover when we’re done. Therefore, again, the key decision here was that we start early and we start 18 months before close. That was probably the most, single-most important decision that we along the way. Gene talked about the senior experienced leadership team. And at the end of the day what’s really going to make this successful is rigorous and continual testing. I’ll talk more about that in a minute.

Again, if we talk about where we are today, this is all based upon the decision to begin the process early. It’s a 24-month process. We’re over 18 months in. Scheduled for a late September cutover. We’ve talked about the fact that there’s $120 million invested prior to close, Verizon paying $40 million of that, keeping us completely aligned. Again, this goes back to the fact that in 2006 after an exhaustive search for a system integrator we began working with Capgemini and because we brought them in at the end of 2006 they actually helped us and worked with us on the due diligence for the merged properties. We had their input and assistance all the way. That fact alone allowed us to have our first meeting with Verizon in February of 2007. We were already into the system planning. And by the time we got to the first data extract, which we received in August of 2007, we had the systems ready to able to take that information in, get it into our data bases and indeed today 98% of the data that we’ve received from Verizon is residing in our billing and our customer relationship management platforms. That is pretty remarkable. And the fact that that was done actually before close and we are now concentrating on testing both from a Capgemini perspective and user testing from us, and we’ll also begin doing the employee training.

We have, in terms of milestones achieved, received the second data extract. Again, this was all done prior to close. So we are already getting the full load of information data into our systems. And we’re able to exercise and work those systems with that complete load of information. An important milestone that we hit at close and sometimes it’s missed when we talk about what’s required at cutover is that at close we actually cut over the systems to support supply chain, our deregulated finance, and also convert over the employee information into what was called Oracle database. So we have already gone through a partial conversion. It went smoothly. As you could expect, not everything goes exactly the way you planned, but what we’re able to do is demonstrate that the command center setup at Verizon and at FairPoint worked well, worked closely. And any issues that came up we were able to accommodate, address on a very rapid basis. So with all reports coming in that part of the cutover went well.

Let me speak for a couple minutes on the broadband network and infrastructure that we will be installing. Gene mentioned that we have already had our engineering team working on this for many months. And essentially what we’re going to be able to do is provide an IP-based infrastructure utilizing our current fiber assets that are in place today. We’ll leverage on those assets as we drive fiber closer to the note and then from there, utilize different technologies to bring broadband to our customers. Indeed, by 2010 over 80% of our markets will have access – will be served by this new technology. And then by, again, by 2010, 80% of our customers will have availability of the high-speed broadband, and then over 90% within five years. This allows us to do a couple of things. This technology will operate – allow us to increase capacity more quickly, operate more efficiently, and reduce our maintenance costs. So this is, again, a unique opportunity for us to do this. And, as Gene mentioned, it includes being able to provide and offer more advanced services to our customers, both residential and business. So with that, I will turn it over to John Crowley, who will take us through the business end and the financial highlights.

John Crowley – FairPoint Communications, Inc. - CFO

Thanks, Peter. Good morning everybody. The slides are marked in the lower left. I’m going to start with page 17. Here you’ll see that last year northern New England Spinco experienced 8.5% access line losses compared 5.2% for FairPoint. And Spinco achieved 16% high-speed data penetration versus our penetration at over 28%. Both operations are still experiencing data growth. And of course this will accelerate with our big broadband expansion push, both on the network side, as Peter just talked about with greater availability and speed, and on the marketing side with target and sales as Gene talked about a second ago.

Turning to the next slide, page 18. Looking at recent historical financial results, you can see that FairPoint was able to achieve revenue growth principally through acquisition. This is because we were so reliant on interexchange carrier access charges and on the universal service fund. Northern New England Spinco, however, was able to flatline revenue organically because it was not as dependent on access and not at all really in USF and was able to offset declining access lines with HSD growth and with growth in special access revenue. Starting on this page and for the next four slides I’m going to detail for you the 2007 pro forma EBITDA of $646 million. Before I do, note that northern New England EBITDA has been declining by about 4% a year for the last couple of years. From the new, higher base that we expect to set at $646 million, pro forma for 2007, we would expect that 4% trend to continue through 2008 and maybe even into early 2009 until we get full control over northern New England Spinco. As you know, for the next six months while we operate on the transition services agreement, there are pricing packages and systems in place which we can’t really influence until we go completely independent of the Verizon operational support systems at the end of September. Most of the short-term benefits to the merger are in the expenses. So let me talk about that.

Notice that FairPoint expense grew 2006 to 2007 from $156 million to $218 million. Of that increase, $52 million was merger and transition related and non-operating and non-recurring, non-recurring after the systems got over. You’ll see that number detailed when I get to the next slide. Of the $845 million northern New England expense in 2007, $42 million was the pension and OPEB expense of former employees, the obligation for which stays with Verizon. Also included are $250 million – that is included in the $845, are $250 million in local exchange carrier allocations, that is the allocations from the Verizon group onto the regulated phone company, and $121 million in non-regulated business allocations again from the Verizon group onto the non-regulated businesses leaving $454 million in direct local exchange carrier expense. At this point, we’ve assumed no savings at all in those direct expenses. What we’re eventually able to save in those direct expenses I’ll call round two savings. And round three savings will be the consolidation of legacy FairPoint operations onto the new operational support systems that we’re completing now, the ones Peter just talked about.

Moving down the page. For today’s purposes, I’m going to gloss over the depreciation and amortization. It moves around slightly on a pro forma basis, but we’ll add it back to EBITDA so it’s essentially a wash. The $99 million pro forma operating expense adjustment is for, first, the retiree benefit restructuring that I spoke about a moment ago, and the non-operating merger and transition expense at legacy FairPoint. Again, you’ll see the detail of this on the next page. I’ll skip over the interest expense pro forma as we have provided you excruciating detail about that on page 22, as everyone had asked for. And then the $34 million adjustment to other income is to reverse out the non-recurring gain on the sale of FairPoint’s investment in Orange County, Poughkeepsie, in 2007 and losses on derivatives related to interest rate swaps that were put in place contingent on the merger closing. And then we expect first-round operating cost savings of $111 million, which I’ll discuss in a minute. Finally, you see the $23 million in non-cash pension and OPEB. This is an adjustment allowed by our bank covenants for the amount of retiree response, it’s mostly OPEB that is not cash, that is for retiree benefits that we do retain. And this will be the only recurring adjustment to EBITDA after 2008. And I just want to let everyone know that the definition of adjusted EBITDA is consistent among the bank agreement, the bond indenture, and the state regulatory orders and related covenants. So from one to another you don’t have to make adjustments to understand how the various pieces fit together.

On page 19, you see the detail of the 2007 pro forma adjustments. First on Operating Expenses, the two major adjustments are the savings that result from the retiree benefit restructuring of $42 million. The business explanation for this is that the retiree benefits, both pension and health, of those employees that retired before the merger are the responsibility of Verizon. And Verizon will also fully fund the pension obligation of the transferred employees as of 3-31-08. And then, second, you see the adjustment for FairPoint merger and transition expense in 2007 which are the non-operating and after this year, non-recurring expense. Then there’s an increase in amortization due to purchase accounting – for accounting purposes, FairPoint is deemed to have acquired by Spinco, by Northern New England Spinco. Pro forma interest is adjusted to reflect the final interest rates and balances of the merger financing for which there’s backup on page 22. And then you see the expected savings and the non-cash OPEB adjustments.

Finally, you will see these negative pro forma adjustments in several places for the effect on legacy FairPoint of the merger. First, we’ve assumed wage increases to synchronize New England wages of $4 million. We’ve assumed DSL price decreases to line up with those of Northern New England Spinco at a cost of $2 million. And then there’s the elimination of the Orange County Poughkeepsie distribution in the first quarter of ‘07, $3 million to pro forma the Legacy FairPoint results to what they would look like had the merger occurred at the beginning of ‘07.

I mentioned a few minutes ago that from the 2007 pro forma baseline of $646 million, we would expect decreases of about 4% until we can implement our marketing programs after the system’s cutover. For 2008 only, the adjusted EBITDA will be calculated by adding back TSA fees, that’s the fees that we pay to Verizon for the back office systems. That’s expected in 2008 to be $133 million or $16.5 million per month, and a one-time fee of $34 million to exit the TSA. And we are allowed to add back certain non-recurring expenses up to $61 million. These include branding, recruiting, and the expensed portion of the Capgemini contract, most of which will be capitalized. As I said before, the only recurring add-back after 2008 will be the non-cash retiree benefit expense.

On slide 20, the retiree benefit restructuring of $42 million is already reflected in the 2007 Spinco or northern New England EBITDA of $394 million. Then we add in our first-round savings estimates, deduct the negative adjustments required on Legacy FairPoint that I mentioned, principally for salaries and DSL pricing, and make the covenant adjustment for non-cash OPEB. What will happen over the next six months is we will use the Verizon operational support systems on an outsourced basis in return for the TSA fees, and we will finish building our replacement systems and their associated cost structure. So we will start to get the benefits of round one savings in the fourth quarter of 2008.

If you look at slide 21, before I can explain our cost savings, I need to explain how Verizon has operated the business historically. First, deregulated business, the LEC, the local exchange carrier, represented by the middle group of buyer charts and the two non-regulated businesses, long distance and the ISP, were the left-most bar charts. These operations are operating quite independently with mostly separate and distinct systems. Second, Northern New England Spinco essentially outsourced all back office systems to the Verizon group around the country and around the world. These back office costs were not billed on a contract basis but by simply allocating global costs to the regional operations. Between the two lines of business, the regulated and non-regulated, those allocations totaled $371 million in 2007. We will operate the businesses on a single integrated back office platform supporting all those lines of business.

This means that in the non-regulated business, our only incremental costs will be cost of goods sold and for that, we’ve entered outsourced contracts with a cost based on current volumes of $54 million. These are wholesale minutes, ISP transport, and ISP help desk and support. So we will have $67 million in savings in the non-regulated business by essentially collapsing the systems into a single integrated system. In the LEC, or local exchange regulated business, we have budgeted from the ground up a replacement operational support system cost of $200 million. Now, this is the recurring expense of running the new back office systems. So this is not the same as the $200 million Capgemini contract which is part of the systems build and which is non-recurring. The major components of the recurring portion of the operational replacement costs are first $110 million for wages and benefits of the new hires, $17 million a year for marketing, $15 million a year for software license and maintenance fees, and $10 million for billing, and then there are a number of other small corporate expenses.

To give you a comparison, the major components of the $250 million LEC allocation are, first, IT, which is currently allocating $52 million to Northern New England where as we will only have $18 million in salaries and benefits for IT professionals and $15 million in license fees for the off-the-shelf products. Part of the explanation for this is Verizon operates and supports more than 600 systems. Most of them proprietary and, therefore, very expensive to maintain, while we will have only have approximately 60 systems all off the shelf with contractual fee levels. The second largest allocation in the $250 at $38 million, is shared assets. This is real estate, jets, overhead for which there really is no replacement cost at FairPoint. We do not need any additional real estate to support the 675 people we are hiring in the region, and no additional assets and, in fact, very little incremental corporate overhead. These kinds of savings are seen throughout the allocations, but just these two, IT and shared assets, explains much of the $50 million in LEC allocated cost savings.

Let me give you one final data point that I think further supports our savings analysis. Verizon will be providing to us nearly all of the back office support on a contract for $16.5 million a month or $198 million a year. Now, keep in mind, we will not use it for a year, but their annualized charge of $198 million replaces the $67 million of excess allocation in the non-reg business and $250 million of allocations in the local exchange carrier which obviously went away at closing now that they’re, we’re no longer part of the Verizon group. So they will essentially be charging us $119 million less than they were charging Spinco, another indication that the services can be provided for less and more in line with our own plans.

Let me draw your attention to a few details on page 22. Focus on the bottom half of the page because in the course of 2008, the forward swaps that we put in place last year and disclosed to you every quarter will take effect in the course of the year. We scheduled them later in the year because of the uncertainty of the timing of the close. You will see $270 million of the A Loan and $1.13 billion of the B Loan for a total of $1.4 billion swapped from floating to fixed at an average cost of 4.48%. We agreed in the process of completing the bank deal to a 3% LIBOR floor for three years on the B Loans and so you can see the impact of that decision. And finally you see the final margin on the floating rate loans and the coupon on the high yield bond for a total interest cost. On the next page, we’ve summarized the key covenants for you. I won’t go into those in too much detail.

I do want to point out that we begin 2008 with $183 million in net operating loss carry-forwards. In 2008, we will add slightly to that and then use them over the next two to three years, and will be a full taxpayer probably in 2011, 2012 range. On page 24, there’s been a lot of talk about the regulatory orders and their impact. We want to try and summarize them for you. The only requirement in the state regulatory orders with a negative effect on free cash flow is the incremental broadband commitment. And as I’ll show you in a minute, that’s really pretty modest. The other requirements of the orders increased free cash flow. First and foremost, of course, the price was essentially reduced by more than $300 million in the form of a required cash contribution by Verizon. The states did order us to cut our dividend by 35% and use the cash flow freed up to pay down debt. And I want to be clear because I know there are a lot of new shareholders on the call, that our dividend after the cut will be $1.03 per share in case there was any confusion about that. And finally the states restricted our ability to make acquisitions until a full year after cutover and probably not a meaningful restriction in the bigger picture given the tax indemnification (inaudible) that we’ve got anyway.

Finally, the last number slide is slide 25. The capital expenditure commitments that we have made are incrementally quite small. Start with the declining three-year CapEx commitment by state. This is — these are the numbers that got considerable amount of headline value at the time that the orders came out from the states. This is the $48 million commitment in Maine, the $52 million commitment in New Hampshire, and the $41 million commitment in Vermont. This is basically just the states asking us to put in writing what was already in our plan, so this is not incremental. Then there is the near-term broadband commitment, the $18 million in Maine, $16 million in New Hampshire, and $19 million in Vermont. This is the broadband push that we announced in January of 2007 and detailed in the summer of 2007 before the PUC hearings had really run their course and was always in our plan as it had a readily supportive ROI. We announced that in January of ‘07. So the only really incremental commitments are the longer term broadband expansion that was asked for by the states.

If you look at the bottom half of the slide, in 2009, you’ll see $8 million in Maine in the 5th line down and then $8 million in New Hampshire in the 10th line down, and $13 million for Vermont in the 14th line down. And I’ll just read what the line says so everyone can identify it. It says

Vermont CapEx to reach 100% of 50% of the central offices by addressability. That’s not what it actually says, but that’s what it meant to say. Part of this was in our recurring CapEx plan which is to say that we intended to slowly increase our broadband footprint as we have done in legacy FairPoint. So the portion that was already planned is shown as a negative a couple of lines above each of those lines. So you’ll see that in the second line of the second half of the table there’s less the broadband already included in the annual commitment of $5 million.

So just to sort of summarize that, in 2009, the $8 million in Maine, the $8 million in New Hampshire, and the $13 million in Vermont is offset by $5 million in Maine and $5 million in New Hampshire that had already been planned. So the increment in 2009 is $19 million. And this is why the ‘09 CapEx is approximately $20 million above the guidance that we gave for CapEx in January of 2007. And if you look beyond 2010, the increment is really only $6 million per year because we intended to continue CapEx and broadband expansion in Maine beyond 2010 even though in that case the state didn’t specifically ask for that broader, long-term commitment. So the incremental CapEx is really quite small. And, of course, it’s dwarfed by the price cut from the Verizon capital contributions. So that summarizes the number slides. I think Gene would like to sum up how pleased we are about how this transaction has gone and then we’ll take questions.

Gene Johnson – FairPoint Communications, Inc. - Chairman, CEO

Thanks very much, John. In summary, let me just make a couple of comments. The first is that for our shareholders, we think this transaction has real value. We thought there was a real value proposition when we started on the transaction and we are even more convinced of that today. The valuation we think is very attractive given valuations in the marketplace today. 4.9 times the trailing EBITDA and a full 100 basis points or more less than that, somewhere in the 3.7 on more of a pro forma basis after our cost savings. We think that that is a very, very attractive transaction that’s going to be accretive to our shareholders and will result in a very, very strong company going forward. We’re going to have cash flow accretion as soon as we get off the TSA, but we expect that to happen as soon as we get off the TSA and I believe you’ll see that happen. It also will significantly increase the financial strength of the company, the long-term sustainability of the dividend which we think is extremely important. And the viability of the company, the ability of the company to react to mark-to-market changes.

There’s lots of opportunities for value creation at the end of the day. It all depends on our employees being engaged and we are extremely pleased with the engagement level of not only the new employees that we had join the company, but the existing FairPoint employees and those people are going to make this a successful transaction and they’re very excited about it. Transactions fail because of the culture over and over again, because of lack of planning, and the lack of planning leads to poor execution. Culture is critical to that. And we spent a lot of time thinking about the culture here, and this – the employees want to make this work. The transition plan that Peter talked about is dramatically different from that other company that we all know about. It’s more carefully thought out, it’s – it has a lot more money in it at the time we closed. It has 18 months in it already at the time we closed. So when we – we jam in this transition over a six-month period, we’re really jamming it in over a 24-month period that previous transaction you heard about try to do in six months what really ought to take 24 months. And I think that will make a significant difference as we go through this. And we’ve already seen it in the systems we’ve already cut over.

I talked a lot and Peter and John also alluded to this, the opportunities we have to run the business better, to increase revenues. It’s not just about cutting expenses, it’s about increasing revenues. We think we can do, that we think we can make significant changes to the free cash flow and end up with a payout ratio, very, very importantly that will be under 50%. And we think that puts us in a tremendous place when you look at our payout ratio, our – our free cash flow, our leverage levels. We think we have a very, very strong story here. And then finally, none this works if customers aren’t happy. And I tell our people every day, let’s think about the customer from the minute we get up in the morning until the minute we go to bed at night. Everything we do is about our customers because if our customers are happy, then our shareholders are going to be happy. So let’s do everything we can to keep happy customers. And at the end of the day we’re going to meet one of greatest, most crying needs in this area, which is to dramatically expand the broadband availability, the take rates. It will change significantly this economy and in this region the broadband availability is just very, very important and we’ve already seen some of our results of that. And then from a small business standpoint, they’ll now actually have people call on them and meeting their needs specifically. Again, we’ve had great result from that already and look forward to seeing the real results once we complete there network conversion to an IP network and customers, I can tell you, are just very excited about it.

With that, I think I’ve covered the key points you want to cover. I think we need to give you time to ask some questions of us. The way we’ll do that is, and the operator will tell you in a minute how to do it. The way we’ll do it is I’ll – since I’m here in Burlington, actually the state capital of Vermont with Peter, we’ll let you know who is going to answer the question and then the appropriate person of the three of us will answer the questions. Also I might add, Walt Leach is with Peter and I here in Montpelier. And Walt is to be thanked for the tremendously hard work he’s put in on this transaction the last year, guiding it literally through the regulatory process. And so, Walt, you have all of our gratitude for that. With that, operator, why don’t you take it from here.

QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) Your first question is from the line of David Barden.

 Dave Barden  - FairPoint Communications, Inc. - Analyst

 Dave Barden from Banc of America. If I could just ask a couple of questions I guess related to kind of some of the concerns we hear from investors a little bit. Just, number one, the cutover process, could you talk a little bit more about what is actually going to happen and how do you measure success or failure or somewhere in between and does it happen on a day or did it happen over the process of a couple of months as you realize kind of what, in fact, is happening there that would be hugely helpful to understand, and any visibility as we approach the date would very much be appreciated, I imagine. And then the second question would be obviously right now, Verizon has an incentive to really help you guys get this project done. Not only from a financial standpoint but presumably they’d like to repeat this exercise at least one more time we think with say the GTE North properties. But a year from now when you guys have divorced from the systems of Verizon and Verizon’s presumably settled with their unions and done what they want to do, what do you guys expect Verizon would attempt to do from a wireless standpoint, from an LTE wireless broadband standpoint to come into that territory with no negatives, and really just attack the broadband segment that you guys are trying to build 12 months from now. It would be kind of a – the flip side to the Verizon being a partner argument. Thanks a lot.

 Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

 Sure. Let me do this. I’ll answer the second question first. Which I want to do. Then Peter will answer the first question second. If you drive through this area, you’ll see that the broadband coverage is particularly bad, and — and that is particularly true on the Verizon network. And you have the same issues here that you have anywhere which is density, terrain, cost. And so while we expect Verizon to expand their network here, we don’t think that it is anything for us to worry about any time for a long, long time. The fact is that this is not a market that they’re particularly interested in. They clearly weren’t interested in it from a wire line standpoint. They’ve not shown a huge interest in it from a wireless standpoint. We’re working hard though with our own products and service that will compete effectively against whomever. And quite frankly, I think that the FairPoint name is going to be very, very valued up here a year from now. And significantly more valued than the Verizon name. And people in New England have very, very long memories. And what with that I hope I answered the question, Dave, and I appreciate it. With that I’ll let — I think Peter can answer the question about the cutover process and how we’re going to measure success and so on.

 Peter Nixon  - FairPoint Communications, Inc. - President

Sure. Thanks, Gene. We’re looking at four primary criteria for the cutover. First is the system convergence. Second would be our staffing — do we have a sufficient number of people in place to run the business after cutover. Third would be training of the employees. Essential in order to run the business. And, fourth, the business operations and business practices to make sure that we have in place the practices and procedures to run it. What I didn’t mention in my discussion earlier a very unique component and a regulatory requirement set up in these three states, is the fact that there’s an independent third-party monitor, Liberty Consulting, who at first was recommended they come in at close to monitor the cutover. We advocated and eventually it was agreed that we would actually bring them in prior to close and they have actually been working with us since toward the end of 2007.

What we’re doing and — so what we’re doing as we sort of what defines success is we’re working with them and providing to the various parties a cutover criteria and acceptance criteria. So those are going to be very measurable results that we can test against. Indeed we have been testing against criteria. We’re still working with Liberty to finish up what the acceptance criteria is going to be. What that allows us to do, it allows along the way between now and cutover to be testing against the criteria they’ll use to measure and define the success at the end. So our ability is to make everything as quantifiable as possible. Liberty is doing exactly what was requested of them as monitoring our progress, providing the reports. This gives us, the regulators, the customers, and the investors the comfort of having an independent third-party monitor looking over how we’re doing it. They have been again on one hand extremely good to work with. In fact this is a collaborative effort to help us with those — those tests and acceptance criteria, but it’s an independent third-party monitor process.

 Dave Barden  - FairPoint Communications, Inc. - Analyst

 But if I could just — Peter, if I could ask just a more specific question which is I guess within the context of measuring these things, when can you hang up the mission accomplished banner? Is it the day after the cutover? Is it a month after? Is it three months after? How do you — how do you time framewise — ?

 Peter Nixon  - FairPoint Communications, Inc. - President

 Yes. A couple things. First, in terms of prior to cutover, we have to file with Verizon notice of cutover rightness. We do that 60 days ahead. So what that allows us to do is — and would require us to do is have a high degree of certainty that there be cutover success 60 days in advance of us providing that cutover to readiness. Once cutover takes place to your second question is, it takes place really over a period of — of a short period of four to five to six days we’re still working on what that period is to bring the processes — bring the data out of the Verizon systems, load them in our system, and then turn it — turn and activate all the systems until they’re up and running. We do expect because this is a very large and complex project that it will take several months to bring everything and get everything back to national normal operational state. We are, therefore, planning on greater call volumes than we would have normally expected. We will staff in advance for them and be prepared for that. Again, because of the work we’re going to do ahead of time, rigorous testing, that — and the fact we’ll have a third-party monitor looking over what we’re doing, confident that once we do cut those will be manageable and fairly short-term implications.

 Dave Barden  - FairPoint Communications, Inc. - Analyst

 Thanks for having this call, guys. Appreciate it.

 Peter Nixon  - FairPoint Communications, Inc. - President

 Thank you.

Operator

 Your next question is from the line of David Sharret.

 David Sharret  - Lehman Brothers - Analyst

 If I could ask because it’s been a few months now into the year, just any comments you’ve had about operating trends have been in the business as you’ve been on the road a lot in front of the utility commissions a lot, just how the business has been doing. I know access line results were weaker a bit for some of the reasons you talked about last year in terms of cable. Maybe the way Verizon of operating the business. Have you seen sort of stability around access line results from — from at least those levels from last year?

 Peter Nixon  - FairPoint Communications, Inc. - President

 I — I think — I’ll just say that we don’t have a sense that it is significantly different from the trend last year. So as we are now in the business and running the business, we’re starting to get a sense for where the trend is likely to go going forward. I think I’d rather not comment on that anymore until the earnings call we’ll be able to give you some more specifics on how the first quarter looked and then we’ll be able to start tracking our earlier information as we go forward and give you that.

 David Sharret  - Lehman Brothers - Analyst

 Maybe —

 Peter Nixon  - FairPoint Communications, Inc. - President

 Not the broadband, but I meant — what was that I said?

 Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

 The prior comment —

 Peter Nixon  - FairPoint Communications, Inc. - President

 In a prior comment, I talked about — I was talking about — wireless. I used the term broadband, I meant wireless. Sorry about that.

 David Sharret  - Lehman Brothers - Analyst

 Maybe we’ll wait to get more detail on the first quarter. Maybe that’s sort of the comments — John’s comments, you talked about how EBITDA trend will continue at this 4% rate this year and into early next. Similarly on the operating metric side, assuming a cutover in September, you’re talking about then launching new bundles would then be toward the end of this year. Similarly, in terms of trends from where we end up being in the quarter and right now and also DSL, improving trends there, we really shouldn’t expect to see much in terms of your bundles being launched or improvement in those metrics until 2009?

 Peter Nixon  - FairPoint Communications, Inc. - President

 I think in the fourth quarter of 2008 we could start seeing some change. We will be working hard in the meantime, and there’s a lot of things we can do, which we will be doing, that we think will impact the trends. But I think for now, we’re going to have to watch it on a quarter-by-quarter basis. Then we’ll start seeing the real changes after the end of the third quarter.

 David Sharret  - Lehman Brothers - Analyst

 In terms of the real marketing push from you, in terms of coming up with where — what the right bundling strategy is going to be, that really won’t occur until after the cutover?

 Peter Nixon  - FairPoint Communications, Inc. - President

 Yes. Strategies are developed and many of the plans are quite frankly ready to roll. We can’t put those programs in on the Verizon systems. We have to wait for the systems. So a lot of those things are ready to go. They’ll be tweaked, if necessary, based on where the business takes us over the next six months, five months, or so. But, yes, I think that’s exactly right the way you asked the question.

 David Sharret  - Lehman Brothers - Analyst

 Okay. All right. Great. Thank you.

 Peter Nixon  - FairPoint Communications, Inc. - President

 Thank you.

Operator

 Your next question from the line of Tom Seitz.

 Tom Seitz  - Lehman Brothers - Analyst

 And the question and congrats on the closing. A couple quick ones. Following up on David’s question, and I apologize I don’t have the slides. But can you give us sort of the next milestone in the testing process that we may or may not be able to get a good idea of whether the third-quarter conversion is — is likely? And then, secondly, Gene, you mentioned that one of the unions has signed off. Can you walk us through the process with all the unions? I mean, are you negotiating separately with each union in each state? And — yes, can you just give us an update as to where you are with that? Thanks.

 Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

 Sure. Tom, let me answer that question first. The process has been completed. We’ve negotiated with the IBEW on behalf of all three states and CWA on behalf of all three states. Those contract negotiations were completed several weeks before the closing and announced. The employees are in the process simply of ratifying that. The employees across all three states for both unions, the CWA has completed the process, have ratified it, and I understand it was unanimous when they completed the process. The IBEW is in the process now of ratifying it. And the process is going very, very well there. So we expect no problems at all. And you can tell that by the way we’ve been received by the employees. I mean, it’s been nothing short of extraordinary the way the employees have received the new management team. And yes, Peter, why don’t you do the first —

 Peter Nixon  - FairPoint Communications, Inc. - President

 Let me go back to the first question regarding the milestones on the integration process. Because we started so early in this, 18 — over 18 months ago, the systems are in place, the data’s been converted, it’s loaded into our systems, and now we are going through, as I said, just a complete — going through rigorous testing. That’s going on, literally 24 hours a day, 20 hours of testing, and then four hours of going back and taking results of the tests and making any changes that you have to from there on out. So the milestone process from here on out is continuing testing within the systems, between the systems, complete flow-through of orders from an end-to-end perspective, and then getting our employees down to do what’s called user acceptance training. And then — then finally, training of the employees. All that is progressing. It’s a lot of teamwork do between now and then, as Gene was saying. A very complex process. Nonetheless, the good news is because we started so early, a lot of the standup-type issues of vendor agreements putting systems online are taking place and we’re now just pushing data and testing, testing, testing.

 Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

 I want to get back — I wanted to comment about the union process. And that is that as we completed this process, these are multi-year contracts, I believe five years in both cases. We think that’s very important. And it’s also equally important that these contract renewals and negotiations that we entered into result in contracts that were right in line with what our original thinking was a year ago when we announced this transaction. So there’s no — there were no surprises of any kind in the union negotiations and it went extraordinarily well.

 Peter Nixon  - FairPoint Communications, Inc. - President

 And back to the question with regard to integration. What that’s allowed us to do is that in the first week after close, you already had the, I’ll call them transition employees, at Capgemini looking at, working on, and evaluating the system selection, system configuration, and system testing. So we will have the people who will be doing the work actually in Atlanta working with Capgemini. And that — the union negotiations really truly enabled us to get that done.

 Tom Seitz  - Lehman Brothers - Analyst

 Okay. Great. Thank you very much.

 Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

 Thank you.

Operator

 This next question is from the line of Chris Taylor.

 Chris Taylor Analyst

 Well, first of all, thanks for having this call. It’s very helpful. I just wanted to ask a couple of questions on your EBITDA. The $646 pro forma, is that something we can hang our hat on as a target to be reached in three, four, five quarters from now? Or is — when should we anticipate you reaching that on the run rate basis?

 Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

 John, I’ll let you answer that.

 John Crowley  - FairPoint Communications, Inc. - CFO

 Yes. Chris, the $646 is pro forma the 2007 results.

 Chris Taylor Analyst

 Yes.

 John Crowley  - FairPoint Communications, Inc. - CFO

 The various component would kick in at various times. Obviously the most significant component of that is the cost savings which we would expect to achieve in the third or fourth quarter of the year. I think it’s important to understand that the overall trend line of the business is that while revenues are flat or perhaps declining 1% because of inflation, the EBITDA has been declining at about 4%. So the — so in terms of what our target would be, you would expect during this transition period while we’re reliant on the Verizon systems, there’s not a lot we can do about that trend, but we do expect that we can start to flat line the EBITDA next year, perhaps even the fourth quarter this year.

 Chris Taylor Analyst

 So if I’m reading between the lines or maybe I’m putting words into your mouth, I should look for $646 less 4% EBITDA decline in the first quarter of next year, is that a reasonable target to be looking for?

 John Crowley  - FairPoint Communications, Inc. - CFO

 Yes. I think that’s right. I mean, that is reflective of the long-term trends of the business and the actual operating results that we expect to obtain.

 Chris Taylor Analyst

 So let me maybe ask you in a different way, and — this is obviously all investors that I know are sort of trying to struggle with what number should they be projecting not for the second or third quarter, but for the end this year or early next year. Do you think $600,000 is a floor for what we should be expecting for one 1Q of next year? I mean $600 million? Is that a floor that we can be very comfortable that you’ll reach even in a mild recession-type scenario?

 John Crowley  - FairPoint Communications, Inc. - CFO

 Well, what we’ve said is we are comfortable with our savings and expectations. We are comfortable with the synergies, for example. The pension and benefit restructuring. The add-back of the non-cash OPEB is a covenant — how do I say — it’s a covenant permission so to speak. So all of the various components we’re reasonably comfortable with. But you have to recognize that until we get complete control of the business and go independent of Verizon systems, we have to expect that trend line is going to continue downward for at least a year.

 Chris Taylor Analyst

 Are you comfortable with the $500 million or the adjusted 2007 EBITDA the $524 million?

 John Crowley  - FairPoint Communications, Inc. - CFO

 Yes. That is —

 Chris Taylor Analyst

 Are you comfortable that that will be an absolute floor during 2008?

 John Crowley  - FairPoint Communications, Inc. - CFO

 That — I mean, that’s the audited EBITDA essentially.

 Chris Taylor Analyst

 I’m sorry?

 John Crowley  - FairPoint Communications, Inc. - CFO

 That’s the actual audited EBITDA essentially. So if we use that as just an absolute floor and you are not concerned that it in any one quarter of 2008 leaving aside the first quarter obviously that you will go below that number on a run rate basis? Yes. But I don’t want to imply for a moment that we’re not confident in our cost savings. Because we are quite confident.

 Chris Taylor Analyst

 Okay. When do you think you’ll be at a stage that you can start providing guidance? Obviously you need some time to get comfortable with what you’ve bought. But when do you think you’ll be able to give some guidance, maybe not a specific number, but a range, give or take 5% or 10%, going forward? I think that would get investors comfortable once they sense that you’re confident enough to give much more concrete guidance for an EBITDA run rate going forward.

 John Crowley  - FairPoint Communications, Inc. - CFO

 We’ll be able to do that for sure after we get off of the transitional services agreement. But prior to then, there really are two milestones. One is the first-quarter results which will of course reflect the old cost structure. The second would be the second-quarter results which reflect the new purely direct costs. Now at that point, we wouldn’t necessarily be able to factor in the cost savings. But we will — we will have a much clearer view of what the direct costs are now that the allocations have gone away.

 Chris Taylor Analyst

 So — if I’m reading between the lines, you’re saying that 2Q, that soon we could already have a good send of whether the 646 is an obtainable number?

 John Crowley  - FairPoint Communications, Inc. - CFO

 Well, at that point we’ll still be predicting the cost savings. But as I say, those cost savings are very, very well thought out.

 Chris Taylor Analyst

 Yes. Okay. Okay. So — Okay. So 2 — 2Q we should be looking at a run rate above the 524, whatever? Is that a fair comment to make?

 John Crowley  - FairPoint Communications, Inc. - CFO

 Well, there’s still the underlying trend line. But we will have at that point we will have the advantage of the allocations having gone away.

 Chris Taylor Analyst

 Okay.

 John Crowley  - FairPoint Communications, Inc. - CFO

 So it will be a substantially different operating structure.

 Chris Taylor Analyst

 Okay. But that’s helpful, thank you very much.

 Peter Nixon  - FairPoint Communications, Inc. - President

 I would also ask — I would point you to our history of — of being able to project how we’re likely to do and tell you that this has been very, very carefully thought out by the entire management team, all of us have had a hand in this and we feel quite good in what we’re telling you.

 Chris Taylor Analyst

 Thanks.

Operator

 Your next question is from the line of Thomas Eagan.

 Thomas Eagan Analyst

 Thanks. That’s probably Thomas Eagan. I’m going to take that, you guys talked, Peter, you talked a little bit about before, several months to get back to normal where there will be some timeframe where the employees are learning the systems, they’re becoming more efficient, and I don’t know how — whether Peter or John should answer this, but there’s clearly going to be costs of training those employees. Clearly some estimates that you probably made of the sort of the efficiency level of those employees not starting out where you probably want them but building as they learn to use the new operating systems. And then my guess is you’ve also put something in there for the inevitable missteps that always occur whenever there’s a system cutover this size. Could you tell us, one, where you have that baked in — is that built into your net cost savings of $111? And then the second part is, could you give us a sense of maybe if not in dollars and cents but maybe in other terms like over, what you thought about in terms of overtime for employees or number of employees, or job completions per day and how all those things might be affected by those inefficiencies that — that come into place whenever you switch over systems like this.

 Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

 Yes, Peter — well at least answer the first piece, John. Then you can talk about some of the numbers more specifically. But Peter, why don’t you talk about kind of the work force and those things first — efficiencies in the work force and those things first.

 Peter Nixon  - FairPoint Communications, Inc. - President

 Let me go to the staffing operations and how we’ll handle this. We are putting and will put all the employees through a comprehensive training. We’ll start that well before cutover. We do know that — that as with any system there is some time to be acquired to familiarize them with actual operations and running it. We have already anticipated that from a call center perspective. We would made it to have a staff that would take on and be willing to take on some extra call volume. So what we’ve already contemplated as part of our model is that we’d have a large enough staff to be able to handle what we call a bubble force. And that — that our plan then is to be able to take that group of people following cutover and they become part of an outbound telemarketing group. That is already baked into the numbers. So what we’ll try to do is anticipate the staffing to allow us to do what we call training cycles. And then following cutover it would be allowed and enable us to handle additional workloads of some call volume.

We’ve already experienced right after close significant increase in call volume just from customers calling in, who’s FairPoint, the normal inquisitive-type calls. It’s had an increase in our call volume. We’ve been able to adapt to that and respond to that quickly. So that we get the normal Monday morning volume hit. We get increase due to new bills going out. And so we are already having the opportunity to be into work on how we handle that today so we’ll be prepared at cutover. We will be able, as part of our testing process, to do an actual business simulation prior to cutover so that we’ll be able to have our techs so that they’ll be able to engage in the work. Part of the model anticipates that we’ll be adding staff to perform some and provide for some to meet our regulatory commitments both in the terms of service quality improvement as well as the construction of the lines and removal of some what they call dual poles, so we’re staffing up in that area as well. So we’re trying to anticipate and have included in the plan additional staff. And John can certainly add how — if you’d like to, any of the other numbers. But we do anticipate that it would take perhaps that long.

 Thomas Eagan Analyst

 Okay. And John, is that in the $111, so the $111 would be a bigger number? Is that built into some other base somewhere?

 John Crowley  - FairPoint Communications, Inc. - CFO

 No. Those are really two different things. The $111 — let me repeat this. The $111 are the recurring cost savings of our new cost structure relative to the existing allocation. So the $111 is basically the savings in all the various back office support areas. Where Peter talked about and where you’ve asked about the possibility of getting future efficiencies in call centers and on the ground, what have you, that is what I refer to early as the round two savings. We haven’t assumed anything there yet. So those are definitely not in the $111.

 Thomas Eagan Analyst

 Yes. But — and I guess what I’m getting at is, there’s going to be some additional costs over and above the normal costs that you would see at the northern New England properties as people try to figure out how to do this stuff. So they’re not so much talking about the costs, I was wondering if that — if those additional expenses were netted against the $111 or where I would find them if I were to look for them in the sheets that you showed.

 John Crowley  - FairPoint Communications, Inc. - CFO

 No, they are not. And those are the one-time expenses that I talked about in 2008 that we’re allowed to add back in terms of calculating EBITDA. So we’ve assumed $60 million in one-time expenses in 2008. Of that, about $15 million is the expensed portion of the Capgemini contract. So there’s about $45 million in other one-time operating expenses, that would be things like branding, training, recruiting, and the short-term surge of employees. But those are ‘08 items only. So I think the answer to your question is we have anticipated about $45 million in additional one-time expenses in 2008. They’re budgeted for, but the $111 is a pure recurring cost saving and it’s only in the indirect expenses.

 Thomas Eagan Analyst

 Great. That’s very helpful. And I want to — whatever Dale’s been telling you, this call has been extremely helpful, too, thank you.

 John Crowley  - FairPoint Communications, Inc. - CFO

 Great. Thanks, Tom.

Operator

 Your next question is from the line of Chris Taylor.

 Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

 I think he may have already asked his question.

Operator

 Sorry, I apologize, sir. It is from the line of Jonathan Chaplin.

 Jonathan Chaplin  - JP Morgan - Analyst

 I’m wondering if I could just revisit the EBITDA question again. It sounds like from your original comments, John, that we should be looking at, you know, 646 for ending ‘07, down 4% — for ‘07, down 4% in ‘08, down 4% again in ‘09 if, you know, if the — if you can’t get your hands on the business quickly. So the 595 also in 2009. I want to make sure that’s correct. There were a million puts and takes to the last questions. And then the — it’s $620, is that a good base to be think being in ‘08? I’m wondering if you could map between that and the covenant EBITDA. It sounds like from your original comments, John, that we should be looking at $646 for ‘07, down 4% so somewhere in the $620 range for ‘08 and down 4% again in ‘09. If you cannot get your hands around the business quickly, $595 or so in ‘09. I want to make sure that that thought process is correct. There are a million puts and takes through the last couple of questions. And then is $620 a good base to be thinking of in ‘08? I am wondering if you could map between that and covenant EBITDA. It seems like there is some one-time elements that are added back to that for covenant purposes. I am actually not sure if there. And then the $60 million that just referenced in one-time, in non-recurring expenses, I’m assuming that’s — that would have been backed out of the sort of $620 number as well? Thank you.

 John Crowley  - FairPoint Communications, Inc. - CFO

 Yes. That’s right, Jonathan. First of all, let me just say that your thought process is correct, as it always is. And again, I want to sort of repeat that let’s talk about post ‘08 first just so everyone understands the bigger picture. After 2008, the only adjustment to EBITDA that we will have is the non-cash portion of the OPEB. Other than that, it will be just basically the reported EBITDA, operating income, add back the depreciation and amortization and interest. For 2008 now, let’s talk about that for a second. Covenant EBITDA is in line with what you were talking about before. And the covenant EBITDA is after, just in 2008, is after adding back the TSA expenses and, just to repeat, we expect that that will be $16.5 million — we know it will be $16.5 million a month because that’s a contract. $16.5 million a month. We expect that to go for six months. Then there’s a one-time fee payable when we come off the TSA of $34 million. So the numbers that you were mentioning a second ago, the covenant EBITDA is after adding back about $133 million in TSA expenses and after adding back about $60 million in one-time expenses. And I’ll just mention that the — the one-time expenses are capped in the credit agreement. So what, if for some reason we were to go over that $60, which is highly unlikely because so much of it is by contract, you would — you would be able to see that.

 Jonathan Chaplin  - JP Morgan - Analyst

 Great. And just a quick followup. So the $15 million in expense to Capgemini transition costs, should we back that out of the $128 or is that on top of the $128?

 John Crowley  - FairPoint Communications, Inc. - CFO

 That is on top of the capitalized portion of the Capgemini, if that’s what you’re asking about.

 Jonathan Chaplin  - JP Morgan - Analyst

 Right. Okay. And then looking out beyond 2009, what do you think happens to EBITDA?

 John Crowley  - FairPoint Communications, Inc. - CFO

 Jonathan, let me just correct myself. The $128 in CapEx for operations portions of 2008 is not just Capgemini. But the $15 million in capital or expense Capgemini is over and above the $128 in CapEx for OSS.

 Jonathan Chaplin  - JP Morgan - Analyst

 Got it.

 John Crowley  - FairPoint Communications, Inc. - CFO

 Okay.

 Jonathan Chaplin  - JP Morgan - Analyst

 And then beyond beyond 2009, what are you thinking about in terms of EBITDA trends?

 John Crowley  - FairPoint Communications, Inc. - CFO

 Well, I think that is the big question. I mean, we expect that we can flat line EBITDA in reasonably short order. Whether that happens at the end of ‘08 or some time in ‘09, that’s determined by how quickly we get off the TSA, how successful we are in achieving the savings, but we’re feeling good about both of those things. Our aim is to flat line EBITDA some time after we come off the transition services agreement.

 Jonathan Chaplin  - JP Morgan - Analyst

 Great. Thank you very much, John. I appreciate it.

 John Crowley  - FairPoint Communications, Inc. - CFO

 Thanks.

Operator

 This question is from the line of Todd Rethemeier.

 Todd Rethemeier  - Soleil - Analyst

 Thanks. Good morning. Will the legacy FairPoint properties, will they be moved over to all these new systems? And what’s the timing on that? Is that something you’ll wait until after everything is done and then think about it? Or —

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Yes. This is – this is Gene. Yes, we’ll move them over. They’re on a single platform today. It’s working very, very well. So this falls in the category of if it ain’t broke, don’t fix it right now. One we’re satisfied with the stability of the new platform, got any operating issues that result from the cutover issue behind us, we’ll then begin the process of cutting over the existing FairPoint platform to a single platform. I can’t tell you for sure when that will be. I would anticipate we’ll start that process some time next year, but we don’t want to predict tray that right now. It’s working very well. At the right time we’ll do it, but not until then.

Todd Rethemeier  - Soleil - Analyst

That makes sense, thanks.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Thank you.

Operator

Your next question is from the line of Fla Lewis.

Fla Lewis - Weybosset Research - Analyst

Hello. Also congratulations on a — closing the deal under difficult circumstances. My question is once all this is set and you’ve flatlined EBITDA, what’s your appetite for acquisitions going forward?

Peter Nixon - FairPoint Communications, Inc. - President

Yes. I’ll take that. To be honest with you we’re not thinking about anything going forward other than running the business well and trying to grow the top line and the bottom line. Strategically that’s our focus right now. Once we’re satisfied that the business that we’re operating is running very, very well, we will start focusing on answering the question about M&A. We think it’s inappropriate right now to get involved in that. We need to really, really stay focused. One of the things I’m proudest of about this whole transaction is last year the telecom group, our existing operation, exceeded its guidance, exceeded our internal projections because we were so focused on what we were doing. So we’re not going to lose that focus. We’re not going to worry about acquisitions right now. We’re going to run the business well and then at the appropriate time, we’ll — we’ll worry about that some time in the future.

Fla Lewis - Weybosset Research - Analyst

Okay. Thanks.

Operator

There is a question from the line of Josh Rosen.

Josh Rosen - RLR Capital Partners - Analyst

Hi, thanks for holding the call. Just had a handful of quick questions. John, you had mentioned just in talking about the phase one, two, and three synergies. Can you give us any magnitude of what you think the phase two and three synergies once you get to that point could be?

John Crowley - FairPoint Communications, Inc. - CFO

Josh, we really don’t know. The phase two synergies in particular, that is something that we do not have our arms around yet. When I responded to I think David Barden’s question earlier and talked about the timing of all this, you know, after we’ve seen the direct cost base and where that $454 million is going, then we can start to come up with some thoughts about how we can improve on that. But at this point, we don’t know. As far the phase three, that is really all of our existing back office support systems. I think the new — clearly the new systems are highly scalable. There will be significant efficiencies from that.

Josh Rosen - RLR Capital Partners - Analyst

Yes. And I guess that’s kind of the — on the 2009-2010 timeframe where you see those? Would that be right from.

John Crowley - FairPoint Communications, Inc. - CFO

Yes. That would be correct — be right?

Josh Rosen - RLR Capital Partners - Analyst

Okay. Can you also detail out the payment schedule what’s left on the Capgemini contract and what is left to be expensed and capitalized and over what timeframe?

John Crowley - FairPoint Communications, Inc. - CFO

That’s — I don’t upon to say that’s confidential because that’s — that’s a matter of public record. You could take a look at that. I’m not sure that’s as interesting as really just saying that in the 2008 we will have about $15 million of expensed transition costs and we will have about $128 million in capitalized costs and that’s what remains to be done. I think the more important issue is the timing over which we’ll do that. Assume that that’s ratable through probably the beginning of the fourth quarter. Something like that.

Josh Rosen - RLR Capital Partners - Analyst

Okay. Great. And then just lastly, kind of a different subject. Could you just talk about the cable and the VoIP overlap in the acquired territories. And how aggressive the cable companies have been in kind of taking advantage of Verizon since they have kind of been operating their territories kind of up to — up to par kind of while the acquisition has been pending.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

John, you can do that.

John Crowley - FairPoint Communications, Inc. - CFO

Well, the short answer is they’ve been very aggressive. The — in the northern New England service area, Time-Warner passes about 35% of our passings and Comcast passes about 25% of our passings. So in aggregate about 60%. There are a number of other local operators that pass about another 10%. So in aggregate, about 70% of our access lines are passed by cable of some sort. Comcast has been very aggressive. As far as I know, Comcast has upgraded all of its systems to cable modems and to VoIP last year. The reason for that is because there was a change of hands of the Adelphia system. So under Adelphia I don’t think they were necessarily fully built out. Comcast acquired a big chunk of Adelphia properties and upgraded those very, very quickly and have been very aggressive. Time-Warner acquired the rest of those and upgraded most of what they bought, and we understand that they’ve got a couple markets remaining to be done based on some public announcements. But we think that’s the explanation for the one-time increase in access line losses last year. It’s very similar to an experience we had in our Florida operations when VoIP was introduced, the access lines went up, the access line losses went up by about 1.2 times for a period of about three quarters and then came back down to trend lines. So we think that’s what’s going on. Verizon measures competition and reads reason codes for access line losses differently than we do. So there’s a little bit of a — of a process of translating going on. But that’s our read.

Josh Rosen - RLR Capital Partners - Analyst

Yes.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

I’d like to add that we really expect that in the first quarter of this year that those trends in the acquired properties will continue and maybe slightly accelerate as the cable guys have still been very, very aggressively coming after our customers. Now we like to say there’s a new sheriff in town now. We’re running the business a little differently. And we think this will start having a real impact on that.

Josh Rosen - RLR Capital Partners - Analyst

Yes. And also in terms of DSL versus cable modem split, I mean, has cable modem been kind of taking share from Verizon’s DSL in the territories?

Peter Nixon - FairPoint Communications, Inc. - President

I think the answer to that question is from the marketing standpoint is — is they have not focused on marketing. And, and Time-Warner has. So whether they’re — whether you could say they’re taking share away, I’m not sure that’s fair. I think the share, Verizon still has a reasonably good share. I think they could do — have done much better and we certainly expect to do significantly better as we — as we have already started focusing on this. And I think that’s as far as we can go on that without telling you stuff that we still don’t know yet.

Josh Rosen - RLR Capital Partners - Analyst

Sure. Okay. Great. Thank you very much.

Operator

There is a follow-up question from the line of Chris Taylor.

Chris Taylor Analyst

I just wanted to clarify the EBITDA, and I’m sorry to keep harping on this. But the $520, the actual 2007 and then the cost savings start kicking in in 4Q if I heard you correctly. But then the one-time charges that you mentioned and leave aside covenant EBITDA, let’s just focus on actual reported EBITDA, the one-time cost savings, I mean the one-time expenses kick in directly I would assume. So if we take the $520 million actual 2007 and then the one-time expenses this year, $60 million, we deduct this, does that imply that 2Q EBITDA could be in the range of $460 million plus the OPEB adjustments or is that being too conservative?

John Crowley - FairPoint Communications, Inc. - CFO

Well, Chris, I mean, you have to recognize we’re focusing here on covenant EBITDA as a way of getting people to understand what is the recurring value of the company. In addition to what you’ve identified, there are also the TSA fees, the $16.5 million a month which we’ve already started paying. Essentially during this next six-month period, we are going to have two replicated cost structures. We’re going to have the $16.5 million a month that we’re paying to Verizon, and we’re building up the $200 million run rate that I talked about a second ago. So, on a purely reported basis, yes. Clearly EBITDA will go down. But on a recurring basis, on a pro forma basis, we will start to get the cost savings later this year. At that point you’ll start to see the numbers that I talked about earlier and then going forward next year the only adjustment that we will be permitted to make to the reported EBITDA is the non-cash OPEB.

Chris Taylor Analyst

No, I hear you loud and clear. And I’m willing to look beyond. But investors also look at reported numbers, a little bit of both. And I’m try to get a sense for how much will the actual reported number be? What will the floor be? What’s the absolute worst that we can expect in that regard? And —

John Crowley - FairPoint Communications, Inc. - CFO

Well, these —

Chris Taylor Analyst

We’re perfectly happy to make the one-time adjustment. To start with, I want to get a sense of what the actual reported number will be.

John Crowley - FairPoint Communications, Inc. - CFO

Right. Then you have to factor in the $133 million in TSA costs and the $60 million in one-time operating expenses. But we will report to you both kind of a classic EBITDA and a covenant EBITDA each quarter going forward.

Chris Taylor Analyst

Okay. And the $60 million one-time expenses, all of that will be in the last three quarters this year or is there some carryover into next year?

John Crowley - FairPoint Communications, Inc. - CFO

No, there should be none of that in 2009. 2009 will be very, very clean.

Chris Taylor Analyst

Okay. When does the TSA fees cut off? I thought that was just for six months.

John Crowley - FairPoint Communications, Inc. - CFO

Well, the TSA fees are as long as we use the transition services agreement. As Peter talked about, we’re comfortable that we will get off the TSA in six months. So I would expect six months at $16.5 million plus a one-time fee of $34 million.

Chris Taylor Analyst

So if — if the TSA goes past September, what could cause that to go past September? Is it that — that seems to be a very significant milestone. What — what sort of events could cause you to extend the TSA agreement?

John Crowley - FairPoint Communications, Inc. - CFO

Well, I’m going to have hand that off to Peter. I mean, that’s a highly technical question.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

The question was what would cause us to extend the TSA agreement?

Chris Taylor Analyst

Yes, sir.

Peter Nixon - FairPoint Communications, Inc. - President

The answer is basically — this is Gene. The answer basically would be that if we feel like for whatever reason that we can’t have a smooth cut, it could be any number of reasons could cause that. Right now we don’t anticipate that. We think we’re going to be ready. But there could be a lot of things that could cause us to do that. We are not going to put our customer base at risk in the cut over. So we will not cut over until we’re ready to cut over. We think that’s very, very important. Right now, we don’t anticipate a delay. But, remember, we’re a customer-centric company. And if customers are not happy, then shareholders are not happy. Last thing we want to do is to cut over early and create unhappy customers.

Chris Taylor Analyst

Can I make a suggestion? I think by saying six months, that’s — that becomes something that investors become very focused on. And then if you decide to extend it, it could potentially be perceived as a negative. If you could be very transparent on that, if there’s any delays and —

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

We absolutely will do that. We’ve been we think very transparent on this —

Chris Taylor Analyst

Yes. And I do need to say, having this conference call is way above and beyond what most other companies do and that makes a huge difference for me.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Well, thank you. We felt — we really thought this was important because we believed that there was a lot of confusion. And I think we’ve answered a lot of these questions on the call. And that’s exactly why we had it. So I really depreciate that.

Chris Taylor Analyst

No. I appreciate it.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Thank you.

Operator

This question is from the line of Thomas Hill.

Thomas Hill Analyst

Yes. My question was when the dividend was going to change.

John Crowley - FairPoint Communications, Inc. - CFO

Sure. The — what we — what we did in the first quarter was we paid the dividend at the $1.59 level, which was the old dividend. The state regulatory requirement are such that we need to cut it by 35% for the first full quarter after closing. So that means basically the next dividend will be at the $1.03 level.

Thomas Hill Analyst

Okay. Now how are you — are you projecting that on out?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

This is Gene. We — the board has established the dividend policy. And, as I said earlier, we believe the company is structured in a way that will support our dividend for the long term. And beyond that, the board really has not said beyond this year what they expect except that this whole transaction was structured to ensure the long-term sustainability of the dividend. Beyond that, we probably should comment on that.

Thomas Hill Analyst

I understand that. But you’re — on the summary page of your graphs, it’s showing that you’re going to have the dividend at less than a 50% payout.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Yes.

Thomas Hill Analyst

Which that’s outstanding in that nature. But I mean, is that $1.03 dividend would still be under that 50% payout?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Yes. That is correct.

Thomas Hill Analyst

One could generally assume that you’re looking at a base dividend of $1.03?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Yes.

Thomas Hill Analyst

Outstanding.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Thank you.

Thomas Hill Analyst

Appreciate the time.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Thank you very much.

Operator

(OPERATOR INSTRUCTIONS) There is a follow-up question from the line of Tom Marihart.

Tom Marihart Analyst

Good morning, and thank you for having this very informative call. Had a question regarding the competitive issues relative to the cable companies and bundled services and the speed of rollout in new services in the acquired territories. Could you give me a feel, for example, the $205 million and $161 million in 2008 and 2009 respectively for near-term broadband commitments. How much of that is actually going to be lines being enabled with new service? For example, bundled services enabled by new blades being put in cabinets? How much of that is going to be spent on that kind of infrastructure to bring up more competitive infrastructure versus the cable companies in your territories?

Peter Nixon - FairPoint Communications, Inc. - PRESIDENT

I don’t want to be too specific on that because we might have Comcast or Time-Warner on this call for all I know. I can’t see the list of attendees. We have to be careful. This is competitive information. But there will be a significant amount by the end this year of new homes that will be turned up that we can start selling. In fact, there are significant numbers of homes we can sell right now that have had broadband passed in the last year that currently have no service. And we’ll be first of all attacking those pretty aggressively. But by the end this year, a lot of that we’ll be selling to. I don’t want to go into any more detail than that for now because of competitive reasons.

Tom Marihart Analyst

Okay. Fair enough. Is there any way that you would be able to say of that $205 million what rough proportion would be going towards that infrastructure? Think I don’t we could tell you that right now. It’s possible at a later date we could be more specific about that. I don’t think we have enough visibility in the final plan yet to did that. Okay. So you wouldn’t be able to say whether it’s a majority or minority of that amount, would you?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Peter’s shaking his head now. He’s not ready to say that, no.

Tom Marihart Analyst

Fair enough.

John Crowley - FairPoint Communications, Inc. - CFO

What I can say, though, is our $205 million budget for CapEx in 2008 is just for the New England, northern New England operations’ network investment. Of that $205, about $52 is for broadband and $152 is for the broader network.

Tom Marihart Analyst

Okay. In terms of split between hard assets in the field versus all of the software and supporting and training, is there any way to parcel that a little bit?

John Crowley - FairPoint Communications, Inc. - CFO

That is purely hard assets. The operational support investment is a separate number.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

John is right. Those are hard assets in the field of whether it’s the core network being built or whether it’s additional capacity being taken out to the remote terminals and the central offices or, as you said, blades in the DSLAM. Those are all components in those and those are hard assets.

Tom Marihart Analyst

Okay. Then in terms of can you comment on how maybe some of your favorite vendors would help you enable a faster rollout? I know that you’ve done business with a couple of companies in the past and recently named a new vendor for this rollout. Can you comment a little bit on that, please?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

We actually had dinner last night with the new vendor. They are prepared to support us quite aggressively as is the existing vendor, Akamai. So we are not the least bit concerned about the ability of Akamai, Pannaway, and Cisco to support us in this. I think that we’re going to find that that’s not going to be an issue.

Tom Marihart Analyst

Okay. Now also in terms of the broadband infrastructure, is there a particular vendor that’s going to be taking a pole position to that or have you determined roughly how much business you’re going to be partitioning to each of those vendors?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

The broadband network has many different components to it. Again, whether it’s the core routers, whether it’s the electronics, whether it’s the DSLAM equipment, the access equipment, we’ve gone through a vendor selection and continuing with a few more elements of that. But again what we try do is get with those and structure arrangement with those vendors who have had either a long-term relationship with or have the ability to go with us as we scale this up.

Tom Marihart Analyst

Okay. Yes. Because I know you had used also in the past Adtram in addition to Adtram, so are either of those going to be playing —

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

We don’t want to go into any more detail about the vendors than we have for lots of different reasons.

John Crowley - FairPoint Communications, Inc. - CFO

Yes. If I could point out, Peter, this is an investor call. So this is not really about purchasing procedures or anything.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

And I appreciate that. So we have a — a long-standing cooperate relationship with those you spoke with and we’ve gone through a long period of the RP. We’re confident there’s room for the vendors we’ve selected and looking forward to working with them.

Tom Marihart Analyst

I appreciate your transparency in the matter. That’s helped me get a feel for that. Thank you and congratulations on a very difficult transition.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Thank you very much.

Operator

There are no further questions.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Great. Well, thank you all very much. I appreciate your attention. I hope we have clarified things for you and given you a little more visibility and transparency. And we will to do that. It’s very important to us that our shareholders understand what we’re doing and that we not confuse them. We will give you much more detail at the Investors’ Day that we’re scheduling in New York City in May. Many of Peter’s — his team will be there to show you the strength of the team we have behind this organization, and I think you’ll be very pleased with that. So thank you very much. Have a wonderful day. We appreciate all of your support of FairPoint Communications. Thank you.

Operator

This concludes today’s conference call. You may now disconnect.

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